Exhibit 99.1

         Vans, Inc. Announces Participation in the 6th Annual
            ICR XChange and Raises Third Quarter Guidance;
          Same-Store Sales Up More Than 15% Quarter to Date

    SANTA FE SPRINGS, Calif.--(BUSINESS WIRE)--Jan. 14, 2004--Vans, Inc. (NASDAQ:VANS) today announced that Gary H. Schoenfeld, President and Chief Executive Officer, and Scott J. Blechman, Vice President and Chief Financial Officer, will make a presentation on behalf of the Company at the 6th Annual ICR XChange, Leisure & Lifestyle Conference. The presentation is scheduled for Friday, January 16, 2004, at 9:15 a.m. Pacific Time and will be simultaneously broadcast on the Internet and at the following web address: www.icrxchange.com.
    The Company also stated that, based on current trends, it is raising its previous guidance by $0.04 for the third quarter and full fiscal year 2004. The Company now expects diluted earnings per share from continuing operations for the base business (excluding skate parks expected to be closed) and on a GAAP basis to range between $0.24 to $0.26 and $0.21 to $0.23, respectively.* For fiscal year 2004, the Company now expects diluted earnings per share from continuing operations for the base business in the range of $0.60 and $0.64 and on a GAAP basis between $0.38 and $0.46.*
    "Our holiday business accelerated over the past three weeks substantially above our previous expectations led by strong comp store gains and higher retail gross margins," stated Gary H. Schoenfeld, President and Chief Executive Officer. "All categories performed well including men's, girl's and apparel, with same store-sales now ahead more than 15% for the first six weeks of the quarter. In addition, we continue to see a strengthening in our U.S. wholesale business, and taken together, this has raised our guidance for the quarter and the year."*
    Mr. Schoenfeld continued, "Obviously we are pleased that the momentum we experienced during back-to-school has continued through the holiday season. Last weekend was our first tradeshow for next back-to-school and we continue to be encouraged as we finish this year and look ahead to fiscal 2005."*

    Vans, Inc. is a leading branded lifestyle company for the youth market. Vans reaches its 10 to 24 year-old target consumers through the sponsorship of action sports such as skateboarding, snowboarding, surfing and wakeboarding, and through major entertainment events and venues, such as the VANS Triple Crown(TM) Series, the VANS Warped Tour,(R) the VANS World Amateur Skateboarding Championships, and the VANS High Cascade Snowboard Camp,(R) located on Mt. Hood. The Company operates 157 retail stores in the U.S. and Europe, and designs, markets and distributes active-casual footwear, clothing and accessories, performance footwear for action sports snowboard boots, strap snowboard boot bindings under its AGENCY(TM) brand, step-in snowboard boot bindings under its SWITCH(R) brand, and outerwear worldwide. The Company also offers the PRO-TEC line of protective helmets and pads through its subsidiary, Pro-Tec, Inc. Vans' website is www.vans.com and its news releases, SEC filings, and other investor information can be accessed at www.vans.biz.

    * These are forward-looking statements about the Company's sales and earnings for the balance of fiscal 2004. The Company's actual results could vary significantly and could be impacted by a number of important factors, including but not limited to: (i) the ongoing consolidation of the retail segment of the footwear industry coupled with price compression in the industry; (ii) downturns in the U.S. economy (including, particularly, California and the retail segment), foreign economies and the footwear industry, or the occurrence of events that adversely affect the world economy and the political stability of the world, such as the recent war with Iraq, and the terrorist attacks against the United States which occurred on September 11, 2001; (iii) the ability of the Company to sustain growth in its retail business; (iv) any significant interference with the Company's ability to source products from China and/or Philippines;
(v) changes in the fashion preferences of the Company's target customers and the Company's ability to anticipate and respond to such changes; (vi) increasing competition in all lines of the Company's business from large, well-established companies with significant financial resources and brand recognition, and niche competitors who market exclusively to the Company's target customers; (vii) the cancellation of orders which could alter bookings numbers; (viii) the fluctuation of foreign currencies in relation to the U.S. dollar, including particularly, the impact of the euro and the British pound on the Company's European business; and (ix) the potential fluctuation of the Company's effective tax rate due to changes in the mix between taxable income from U.S. and foreign jurisdictions. Many of these factors, and others, are discussed more extensively in the Risk Factors section of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2003, which is filed with the Securities and Exchange Commission.


    CONTACT: Vans, Inc.
             Gary H. Schoenfeld, 562-565-8267
              or
             Investor Relations:
             Integrated Corporate Relations, Inc.
             Chad A. Jacobs/Brendon E. Frey, 203-222-9013